Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Target Corporation and to the incorporation by reference therein of our reports dated March 15, 2012, with respect to the consolidated financial statements and schedule of Target Corporation and the effectiveness of internal control over financial reporting of Target Corporation, included in its Annual Report (Form 10-K) for the year ended January 28, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 21, 2012